Exhibit 99.1

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:

Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

INTELLECTUAL PROPERTY PRACTICE JOINS FTI CONSULTING

ANNAPOLIS, MD, August 9, 2005—FTI Consulting, Inc. (NYSE: FCN), a leading provider of corporate finance/restructuring, forensic/litigation/technology, and economic consulting services, today announced that Brian Napper and Shelly Irvine, formerly with StoneTurn Group LLP, have joined the company and will initiate FTI’s San Francisco Intellectual Property practice, anticipated to be comprised of six professionals. Mr. Napper will also serve as the leader of FTI’s national Intellectual Property practice within the forensic/litigation/technology business segment.

Mr. Napper, prior to StoneTurn, was the Global Principal in Charge of a “Big Four” Intellectual Property Services practice. He has over 20 years experience in the evaluation and quantification of economic damages arising from patent, copyright and trademark infringement, and trade secret misappropriation disputes. He also has extensive experience in advising companies on the valuation, commercialization, licensing and management of their intellectual property assets. Based in Northern California, Mr. Napper has a global client base, including numerous Fortune 500 companies, and their legal counsel, in a wide variety of industries including semiconductor, telecommunication, consumer products, life sciences and computers (hardware, software and the internet).

Ms. Irvine has over 10 years of experience consulting with clients and their legal counsel regarding intellectual property matters in a wide range of industries, both with StoneTurn and a “Big Four” firm. Ms. Irvine focuses exclusively on clients who have intellectual property needs, involving both litigation and intellectual asset management services. Her experience spans many industries including life sciences, semiconductor, communications, computer software and hardware, retail and manufacturing.

Commenting on these events, Jack Dunn, FTI’s president and chief executive officer, said, “Brian and Shelly epitomize our commitment to bringing great people in dynamic areas of

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our industry to FTI. Intellectual property represents not only one of the fastest growing areas of the economy, but one of the fastest growing areas of dispute as well. Over the last decade the number of patents granted annually by the USPTO has grown by 50%, and the number of litigations commenced in the U.S. District Courts concerning them has grown by 75%. We believe that a San Francisco practice not only expands FTI’s West Coast capabilities, but extends beyond the U.S. into the fertile intellectual property practice area of the Pacific Rim. This is yet one more step towards our goal of making FTI the world’s leading firm that organizations rely on when confronting critical business issues that shape their future.”

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic/litigation/ technology consulting, and economic consulting. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,100 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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